United Security Bancshares -
Second Quarter Profits: $2.0 million

FRESNO, CA, July 17, 2014. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $2,956,000 or $0.20 per basic and diluted common share for the six months ended June 30, 2014, as compared to $2,472,000 or $0.16 per basic and diluted shares for the six months ended June 30, 2013. United Security Bancshares reported consolidated net income of $2,047,000 or $0.14 per basic and diluted common share for the quarter ended June 30, 2014, as compared to $1,397,000 or $0.09 per basic and diluted common shares for the quarter ended June 30, 2013.

Annualized return on average equity (ROAE) for the six months ended June 30, 2014 was 7.64%, compared to 7.04% for the six months ended June 30, 2013. Annualized return on average assets (ROAA) was 0.90% for the six months ended June 30, 2014, compared to 0.78% for the six months ended June 30, 2013. On a year to date comparative basis, changes in income were the result of an increase of $1,196,000 in non-interest income, an increase of $529,000 in total interest income, and a $250,000 decrease in interest expense, partially offset by an increase of $1,311,000 in non-interest expense.

Annualized return on average equity (ROAE) for the quarter ended June 30, 2014 was 10.44%, compared to 7.85% for the same period in 2013. Annualized return on average assets (ROAA) was 1.25% for the quarter ended June 30, 2014, compared to 0.88% for the same period in 2013. Change in net income on a quarter-to-quarter comparative basis between the second quarters of 2014 and 2013 is largely the result of a $472,000 increase interest income and a $998,000 increase in non-interest income.

The Board of Directors of United Security Bancshares declared a second quarter 2014 stock dividend of one percent (1%) on June 24, 2014. The stock dividend was payable to shareholders of record on July 11, 2014, and the shares will be issued on July 23, 2014.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, “We continue to see positive momentum with growth in loan demand, increasing net earnings, and reductions in non-performing assets. During the first half of 2014, we have grown our loan portfolio by $27.1 million and look forward to continued loan growth and strengthening our core earnings during the remainder of 2014.” Shareholders’ equity at June 30, 2014 was $79,537,000, up $2,994,000 from shareholders’ equity of $76,543,000 at December 31, 2013.

Net interest income before provision for credit losses for the six months ended June 30, 2014 totaled $11,381,000, an increase of $779,000 from the $10,602,000 reported for the six months ended June 30, 2013. The net interest margin was 3.97% for the six months ended June 30, 2014, as compared to 3.94% for the six months ended June 30, 2013. Net interest income before provision for credit losses for the quarter ended June 30, 2014 totaled $5,916,000, an increase of $574,000 from $5,342,000 reported for the quarter ended June 30, 2013. The net interest margin was 4.14% for the quarter ended June 30, 2014, as compared to 3.94% for the quarter ended June 30, 2013. The Company experienced a slight improvement in net interest margin due to an increase in the balance of high-yielding loans as a percentage of total earning assets.

Noninterest income for the six months ended June 30, 2014 totaled $2,822,000, reflecting an increase of $1,196,000 from $1,626,000 in noninterest income reported for the six months ended June 30, 2013. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $1,682,000 and $1,681,000 for the six months ended June 30, 2014 and 2013, respectively. On a year over year comparative basis, non-interest income increased primarily due to a decrease of $531,000 on loss on fair value option of financial assets and a $691,000 gain on the sale of investment during the six months ended June 30, 2014. Noninterest income for the quarter ended June 30, 2014 totaled $2,105,000, reflecting an increase of $998,000 from $1,107,000 in noninterest income reported for the quarter ended June 30, 2013. Customer service fees totaled $888,000 for the quarter ended June 30, 2014, as compared to $902,000 for the quarter ended June 30, 2013. Changes in noninterest income on a quarter-to-quarter comparative basis between the second quarters of 2014 and 2013 are largely the result of $319,000 in reduction in losses on fair value option of financial assets and a $691,000 gain on the sale of investment during the quarter ended June 30, 2014.

For the six months ended June 30, 2014, noninterest expense totaled $9,538,000, an increase of $1,311,000 as compared to $8,227,000 for the six months ended June 30, 2013. On a year over year comparative basis, noninterest expense increased primarily due to a $364,000 net cost on OREO during the six months ended June 30, 2014, compared to a net gain on OREO of

$1,218,000 for the same period ended June 30, 2013. Partially offsetting the increase due to net cost on OREO were reductions in professional fees and regulatory assessments. Noninterest expense totaled $4,744,000 for the quarter ended June 30, 2014, a increase of $590,000 as compared to $4,154,000 reported for the quarter ended June 30, 2013. Between the second quarters of 2014 and 2013, net cost on OREO increased $420,000, partially offset by decreases in professional fees and regulatory assessments of $48,000 and $100,000, respectively.

The Company had a negative provision for loan loss of $140,000 for the six months ended June 30, 2014, compared to a provision of $30,000 for the six months ended June 30, 2013. Net loan recoveries totaled $200,000 for the six months ended June 30, 2014, as compared to net charge-offs of $657,000 for the six months ended June 30, 2013. The Company had a negative provision for loan loss of $93,000 for the quarter ended June 30, 2014, compared to a provision of $39,000 for the quarter ended June 30, 2013. Net loan recoveries totaled $57,000 for the quarter ended June 30, 2014, as compared to net charge-offs of $285,000 for the quarter ended June 30, 2013. With a modest recovery in the economy and real estate markets within the Bank's service area, the Company has maintained an adequate allowance for loan losses which totaled 2.62% of total loans at June 30, 2014, compared to 2.78% of total loans at December 31, 2013. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at June 30, 2014 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $3,379,000 between December 31, 2013 and June 30, 2014. Additionally, nonperforming assets as a percentage of total assets decreased from 5.04% at December 31, 2013 to 4.39% at June 30, 2014. Nonaccrual loans decreased $2,792,000 between December 31, 2013 and June 30, 2014, while OREO increased $154,000 during the same period. Impaired loans totaled $14,486,000 at June 30, 2014, a decrease of $3,646,000 from the balance of $18,132,000 at December 31, 2013.

United Security Bancshares is a $650+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary, is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2014	December 31, 2013
Assets
Cash and noninterest-bearing deposits in other banks	$22,014	$20,193
Cash and due from Federal Reserve Bank	98,685	115,019
Cash and cash equivalents	120,699	135,212
Interest-bearing deposits in other banks	1,518	1,515
Investment securities (AFS at market value)	51,258	43,616
Loans and leases, net of unearned fees	422,168	395,013
Less: Allowance for credit losses	(11,049)	(10,988)
Net loans	411,119	384,025
Premises and equipment - net	11,965	12,122
Other real estate owned	14,100	13,946
Goodwill and intangible assets	4,488	4,550
Cash surrender value of life insurance	17,458	17,203
Deferred income taxes	11,667	11,630
Other assets	8,538	12,110
Total assets	$652,810	$635,929
Deposits:
Noninterest bearing demand deposits	$227,092	$214,317
Money market, NOW, and savings	244,333	244,686
Time	84,640	83,486
Total deposits	556,065	542,489
Accrued interest payable	39	44
Other liabilities	7,087	5,728
Junior subordinated debentures (at fair value)	10,082	11,125
Total liabilities	573,273	559,386
Shareholders' equity:

Common stock, no par value 20,000,000 shares authorized, 15,097,282 issued and outstanding at June 30, 2014, and 14,799,888 at December 31, 2013	47,478	45,778
Retained earnings	32,155	30,884
Accumulated other comprehensive loss	(96)	(119)
Total shareholders' equity	79,537	76,543
Total liabilities and shareholders' equity	$652,810	$635,929

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$5,940	$5,554	$11,415	$11,020
Interest on investment securities	233	140	461	338
Interest on deposits in FRB	64	70	147	135
Interest on deposits in other banks	1	2	3	4
Total interest income	6,238	5,766	12,026	11,497
Interest expense:
Interest on deposits	259	331	521	742
Interest on other borrowed funds	63	93	124	153
Total interest expense	322	424	645	895
Net interest income before provision for credit losses	5,916	5,342	11,381	10,602
Provision for credit losses	(93)	39	(140)	30
Net interest income	6,009	5,303	11,521	10,572
Non-interest income:
Customer service fees	888	902	1,682	1,681
Increase in cash surrender value of bank owned life insurance	128	140	255	277
Gain (loss) on Fair Value Option of Financial Assets	216	(103)	(129)	(660)
Gain on sale of other investment	691	—	691	—
Gain on sale of fixed assets	25	—	25	—
Other non-interest income	157	168	298	328
Total non-interest income	2,105	1,107	2,822	1,626
Non-interest expense:
Salaries and employee benefits	2,279	2,113	4,805	4,474
Occupancy expense	956	883	1,829	1,788
Data processing	28	33	69	93
Professional fees	327	375	507	820
Regulatory assessments	239	339	472	698
Director fees	61	59	117	117
Amortization of intangibles	15	46	62	93
Correspondent bank service charges	30	81	59	157
Loss on California tax credit partnership	24	32	47	65
Net cost (gain) on operation of OREO	84	(336)	364	(1,218)
Other non-interest expense	701	529	1,207	1,140
Total non-interest expense	4,744	4,154	9,538	8,227
Income before income tax provision	3,370	2,256	4,805	3,971
Provision for income taxes	1,323	859	1,849	1,499
Net Income	$2,047	$1,397	$2,956	$2,472

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Basic earnings per share	$0.14	$0.09	$0.20	$0.16
Diluted earnings per share	$0.14	$0.09	$0.20	$0.16
Weighted average basic shares for EPS	15,097,282	15,095,299	15,097,282	15,093,567
Weighted average diluted shares for EPS	15,106,620	15,096,979	15,105,488	15,097,626

Annualized return on:
Average assets	1.25%	0.88%	0.90%	0.78%
Average equity	10.44%	7.85%	7.64%	7.04%
Yield on interest-earning assets	4.36%	4.25%	4.19%	4.27%
Cost of interest-bearing liabilities	0.38%	0.50%	0.38%	0.52%
Net interest margin	4.14%	3.94%	3.97%	3.94%
Annualized net (recoveries) charge-offs to average loans	(0.06)%	0.29%	(0.10)%	0.34%

	June 30, 2014	December 31, 2013
Shares outstanding - period end	15,097,282	14,799,888
Book value per share	$5.27	$5.17
Tangible book value per share	$4.97	$4.86
Efficiency ratio	64.16%	70.47%
Total nonperforming assets	$28,669	$32,048
Nonperforming assets to total assets	4.39%	5.04%
Total impaired loans	$14,486	$18,132
Total nonaccrual loans	$9,549	$12,341
Allowance for credit losses to total loans	2.62%	2.78%